Exhibit 99.1
News Release
Novelis Reports Second Quarter Fiscal Year 2026 Results

Q2 Fiscal Year 2026 Highlights
•Net income attributable to our common shareholder of $163 million, up 27% YoY; Net income attributable to our common shareholder excluding special items was $113 million, down 37% YoY
•Adjusted EBITDA of $422 million, down 9% YoY
•Rolled product shipments of 941 kilotonnes, in line with the prior year period
•Adjusted EBITDA per tonne shipped of $448, down 8% YoY
•Expect to restart Oswego hot mill in December 2025

ATLANTA, November 4, 2025 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the second quarter of fiscal year 2026.
"Our second quarter financial performance was in line with our expectations for sequential improvement, reflecting solid execution in a continued dynamic environment," said Steve Fisher, president and CEO, Novelis Inc. "Demand for infinitely recyclable, lightweight aluminum continues to grow as a fundamental material in modern transportation, building and construction, packaging, and other end markets around the world. Our diverse global footprint will be further strengthened with the significant investment we are making in the U.S. to construct a state-of-the-art plant in Bay Minette to bring needed capacity to an undersupplied domestic market."
Second Quarter Fiscal Year 2026 Financial Highlights
Net sales for the second quarter of fiscal year 2026 increased 10% versus the prior year period to $4.7 billion, mainly driven by higher average aluminum prices. Total rolled product shipments of 941 kilotonnes were in line with the prior year period. Slightly higher automotive and aerospace shipments were offset by lower beverage packaging and specialty shipments.
Net income attributable to our common shareholder increased 27% versus the prior year to $163 million in the second quarter of fiscal year 2026, primarily driven by favorable metal price lag resulting from rising average local market aluminum premiums, as well as lower charges associated with the prior year Sierre flood, partially offset by lower operating performance. Net income attributable to our common shareholder, excluding special items, decreased 37% year-over-year to $113 million, and Adjusted EBITDA decreased 9% to $422 million in the second quarter of fiscal year 2026. These decreases were primarily driven by a net negative tariff impact and higher aluminum scrap prices, partially offset by higher product pricing and cost efficiency actions. Adjusted EBITDA per tonne was down 8% year-over-year to $448.
Net cash flow provided by operating activities was $411 million in the first six months of fiscal year 2026. Adjusted free cash flow was an outflow of $499 million in the first six months of fiscal year 2026, compared to the prior year period outflow of $345 million, as higher capital expenditures were partially offset by net cash flow provided by operating activities. Total capital expenditures increased 27% to $913 million for the first six months of fiscal year 2026, due primarily to strategic investments in new rolling and recycling capacity under construction, most notably in the U.S. for the Company's new greenfield rolling and recycling plant in Bay Minette, Alabama.
"We are pleased with the progress we’re making in advancing our cost efficiency program to drive better margins in a challenging economic environment," said Dev Ahuja, executive vice president and CFO, Novelis Inc.
The Company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 3.5x at the end of the second quarter of fiscal year 2026. Total liquidity stood at $2.9 billion as of September 30, 2025, consisting of $1.2 billion in cash and cash equivalents and $1.7 billion in availability under committed credit facilities.

Update on Fire at Oswego Plant in September
On September 16, a fire broke out at the Novelis plant in Oswego, New York. Fortunately, no one was injured. Damage from the fire was primarily localized to the hot mill area. Teams have been working around-the-clock to restore operations at Oswego quickly and safely, while leveraging alternative resources to minimize customer disruption. Based on recent progress, the Company now expects to restart the hot mill in December 2025.
“We are grateful for the swift response and dedication of our teams, as well as the collaboration of our customers, industry peers, and equipment suppliers,” said Fisher. “Despite this unexpected challenge, we remain confident in the strength of our business, the resilience of our team, and our ability to adapt and recover.”
Second Quarter Fiscal Year 2026 Earnings Conference Call
Novelis will discuss its second quarter fiscal year 2026 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Tuesday, November 4, 2025. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=44IHuBXE. To participate by telephone, participants are requested to register at: https://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13756524&linkSecurityString=1e5f9c98a4
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2025. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Adjusted Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.
Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements that demand for aluminum products will continue to grow; our global footprint will be strengthened with the construction of the Bay Minette facility; our cost efficiency program will drive better margins; and our expectation to restart the Oswego hot mill in December 2025. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; impact of changes in trade policies, new tariffs, duties and other trade measures; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; the competitiveness of our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost or volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of adverse weather phenomena or fires; economic uncertainty, capital markets disruption and supply chain interruptions; unexpected impact of public health crises on our business, suppliers, and customers; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; risks related to fluctuations in freight costs; risks related to rising inflation and prolonged periods of elevated interest rates; risks related to timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risk of rising debt service obligations related to variable rate indebtedness; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreement; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets, and other long-lived assets; tax expense, tax liabilities or tax compliance costs; risks related to the operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks of failing to comply with federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; risks related to global climate change, including legal, regulatory or market responses to such change; risks related to a broad range of environmental, health and safety laws and regulations; and risks related to potential legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net sales	$4,744	$4,295	$9,461	$8,482
Cost of goods sold (exclusive of depreciation and amortization)	4,028	3,610	8,104	7,091
Selling, general and administrative expenses	173	183	348	364
Depreciation and amortization	152	141	300	281
Interest expense and amortization of debt issuance costs	68	72	135	144
Research and development expenses	24	25	46	50
Loss on extinguishment of debt, net	3	—	3	—
Restructuring and impairment expenses, net	31	21	116	40
Equity in net income of non-consolidated affiliates	(5)	(2)	(6)	(3)
Other expenses, net	46	65	45	125
	4,520	4,115	9,091	8,092
Income before income tax provision	224	180	370	390
Income tax provision	61	51	111	111
Net income	163	129	259	279
Net income attributable to noncontrolling interest	—	1	—	—
Net income attributable to our common shareholder	$163	$128	$259	$279

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	September 30, 2025	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,157	$1,036
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of September 30, 2025, and March 31, 2025)	2,013	2,073
— related parties	163	136
Inventories	3,403	3,054
Prepaid expenses and other current assets	240	234
Fair value of derivative instruments	74	176
Assets held for sale	20	6
Total current assets	7,070	6,715
Property, plant and equipment, net	7,593	6,851
Goodwill	1,079	1,074
Intangible assets, net	478	509
Investment in and advances to non–consolidated affiliates	992	912
Deferred income tax assets	176	188
Other long-term assets
— third parties	300	263
— related parties	5	3
Total assets	$17,693	$16,515
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$35	$32
Short-term borrowings	527	348
Accounts payable
— third parties	3,761	3,687
— related parties	308	275
Fair value of derivative instruments	144	106
Liabilities held for sale	12	—
Accrued expenses and other current liabilities	614	666
Total current liabilities	5,401	5,114
Long-term debt, net of current portion	6,324	5,773
Deferred income tax liabilities	288	295
Accrued postretirement benefits	539	534
Other long-term liabilities	297	284
Total liabilities	12,849	12,000
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 600,000,000 shares issued and outstanding as of September 30, 2025, and March 31, 2025	—	—
Additional paid-in capital	1,073	1,108
Retained earnings	4,014	3,755
Accumulated other comprehensive loss	(253)	(358)
Total equity of our common shareholder	4,834	4,505
Noncontrolling interest	10	10
Total equity	4,844	4,515
Total liabilities and equity	$17,693	$16,515

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
(in millions)	2025	2024
OPERATING ACTIVITIES
Net income	$259	$279
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	300	281
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	38	(46)
Loss on sale of assets, net	3	2
Non-cash restructuring and impairment charges	69	33
Loss on extinguishment of debt, net	3	—
Deferred income taxes, net	22	—
Equity in net income of non-consolidated affiliates	(6)	(3)
Loss on foreign exchange remeasurement of debt	18	15
Amortization of debt issuance costs and carrying value adjustments	8	6
Non-cash charges related to Sierre flooding	—	42
Non-cash charges related to Oswego fire	11	—
Other, net	—	2
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	105	(202)
Inventories	(251)	(289)
Accounts payable	(61)	341
Other assets	(21)	21
Other liabilities	(86)	(108)
Net cash provided by operating activities	$411	$374
INVESTING ACTIVITIES
Capital expenditures	$(913)	$(717)
Outflows from investment in and advances to non-consolidated affiliates, net	(3)	(7)
Outflows from the settlement of derivative instruments, net	(17)	(1)
Proceeds from insurance claims	18	—
Other	5	6
Net cash used in investing activities	$(910)	$(719)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$1,378	$64
Principal payments of long-term and short-term borrowings	(817)	(68)
Revolving credit facilities and other, net	99	106
Debt issuance costs	(23)	—
Return of capital to our common shareholder	(35)	—
Net cash provided by financing activities	$602	$102
Net increase (decrease) in cash, cash equivalents and restricted cash	103	(243)
Effect of exchange rate changes on cash	18	2
Cash, cash equivalents and restricted cash — beginning of period	1,041	1,322
Cash, cash equivalents and restricted cash — end of period	$1,162	$1,081

Cash and cash equivalents	$1,157	$1,071
Restricted cash (included in other long-term assets)	5	10
Cash, cash equivalents and restricted cash — end of period	$1,162	$1,081

Reconciliation of Adjusted EBITDA to Net Income Attributable to our Common Shareholder (unaudited)
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended September 30,		Six Months Ended September 30,		Year Ended	TTM Ended(1)
(in millions)	2025	2024	2025	2024	March 31, 2025	September 30, 2025
Net income attributable to our common shareholder	$163	$128	$259	$279	$683	$663
Net income attributable to noncontrolling interests	—	1	—	—	—	—
Income tax provision	61	51	111	111	159	159
Interest, net	63	67	125	131	252	246
Depreciation and amortization	152	141	300	281	575	594
EBITDA	$439	$388	$795	$802	$1,669	$1,662

Adjustment to reconcile proportional consolidation	$13	$12	$27	$25	$47	$49
Unrealized losses (gains) on change in fair value of derivative instruments, net	29	(9)	37	(16)	(57)	(4)
Realized (gains) losses on derivative instruments not included in Adjusted EBITDA	(3)	3	(6)	5	5	(6)
Loss on extinguishment of debt, net	3	—	3	—	7	10
Restructuring and impairment expenses, net(2)	31	21	116	40	53	129
Loss on sale or disposal of assets, net	1	1	3	2	4	5
Metal price lag	(129)	(21)	(198)	(14)	(69)	(253)
Sierre flood losses, net of recoveries(3)	2	61	8	101	105	12
Oswego fire losses, net of recoveries(4)	21	—	21	—	—	21
Start-up costs(5)	8	—	13	—	—	13
Other, net	7	6	19	17	38	40
Adjusted EBITDA	$422	$462	$838	$962	$1,802	$1,678
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2025, subtracting the amounts for the six months ended September 30, 2024, and adding the amounts for the six months ended September 30, 2025.
(2)Restructuring and impairment expenses, net for the three and six months ended September 30, 2025 include $28 million and $111 million, respectively, related to the 2025 Efficiency Plan.
(3)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant in June 2024, caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(4)Oswego fire losses, net of recoveries relate to non-recurring non-operating charges from a significant fire at our Oswego, New York plant in September 2025.
(5)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended September 30,
	2025	2024
Adjusted EBITDA (in millions) (numerator)	$422	$462
Rolled product shipments (in kt) (denominator)	941	945
Adjusted EBITDA per tonne	$448	$489

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Six Months Ended September 30,
(in millions)	2025	2024
Net cash provided by operating activities(1)	$411	$374
Net cash used in investing activities(1)	(910)	(719)
Adjusted Free Cash Flow	$(499)	$(345)
_________________________
(1)For the six months ended September 30, 2025 and 2024, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	September 30, 2025	March 31, 2025
Long–term debt, net of current portion	$6,324	$5,773
Current portion of long-term debt	35	32
Short-term borrowings	527	348
Unamortized carrying value adjustments	70	59
Cash and cash equivalents	(1,157)	(1,036)
Adjusted Net Debt	$5,799	$5,176

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	September 30, 2025	March 31, 2025
Adjusted Net Debt (numerator)	$5,799	$5,176
TTM Adjusted EBITDA (denominator)	$1,678	$1,802
Net Leverage Ratio	3.5	2.9

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items to Net Income Attributable to our Common Shareholder (unaudited)
The following table presents net income attributable to our common shareholder excluding special items, a non-GAAP financial measure. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net income attributable to our common shareholder	$163	$128	$259	$279
Special Items:
Loss on extinguishment of debt, net	3	—	3	—
Metal price lag	(129)	(21)	(198)	(14)
Restructuring and impairment expenses, net	31	21	116	40
Sierre flood losses, net of recoveries(1)	2	61	8	101
Oswego fire losses, net of recoveries(2)	21	—	21	—
Start-up costs(3)	8	—	13	—
Tax effect on special items	14	(10)	7	(23)
Net income attributable to our common shareholder, excluding special items	$113	$179	$229	$383
_________________________
(1)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant in June 2024 caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(2)Oswego fire losses, net of recoveries relate to non-recurring non-operating charges from a significant fire at our Oswego, New York plant in September 2025.
(3)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$134	$81	$99	$108	$—	$422

Shipments (in kt)
Rolled products – third party	369	260	170	142	—	941
Rolled products – intersegment	—	1	52	17	(70)	—
Total rolled products	369	261	222	159	(70)	941

Selected Operating Results Three Months Ended September 30, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$185	$63	$91	$122	$1	$462

Shipments (in kt)
Rolled products – third party	395	233	159	158	—	945
Rolled products – intersegment	1	—	39	4	(44)	—
Total rolled products	396	233	198	162	(44)	945

Selected Operating Results Six Months Ended September 30, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$267	$151	$192	$227	$1	$838

Shipments (in kt)
Rolled products – third party	758	522	334	290	—	1,904
Rolled products – intersegment	—	1	103	25	(129)	—
Total rolled products	758	523	437	315	(129)	1,904

Selected Operating Results Six Months Ended September 30, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$368	$153	$183	$254	$4	$962

Shipments (in kt)
Rolled products – third party	783	494	318	301	—	1,896
Rolled products – intersegment	1	2	74	15	(92)	—
Total rolled products	784	496	392	316	(92)	1,896